Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of General Motors Company of our report dated February 25, 2011 (March 31, 2011 as to the earnings per share information described in Note 1, Description of Business and Significant Accounting Policies, and Note 20, Equity and Earnings per Common Share), relating to the consolidated financial statements of Ally Financial Inc. appearing in the Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Detroit, Michigan

June 22, 2011